EXHIBIT 99

PALL CORPORATION COMPLETES ACQUISITION OF USFILTER'S FILTRATION
AND SEPARATIONS GROUP

East Hills, NY (04/24/2002) - - Pall Corporation (NYSE: PLL), the leader in the filtration, separation and purification industry, announced today that it has completed the acquisition of the Filtration and Separations Group ("FSG") from USFilter Corporation, an indirect wholly-owned subsidiary of Vivendi Environnement (Paris Bourse: VIE and NYSE: VE) for total cash consideration of $360 million.

"This acquisition underscores our commitment to broadening the products and services we provide our customers," said Eric Krasnoff, Pall Corporation Chairman and CEO. "The combination of our companies gives us a boost in meeting our goal of doubling revenue and increasing earnings at an even faster rate over the next five years." The transaction is expected to have a slightly negative effect on earnings for the fiscal year ending August 3, 2002, and be accretive to earnings thereafter. The Company estimates that it will realize a minimum of $15 million in synergies, 50% of which is expected to be achieved next fiscal year.

FSG, with approximately $270 million in sales, is a pioneer in the design, manufacture and sale of filtration products for the separation and purification of liquids and gases. Five divisions comprise FSG, including Filterite and Fluid Dynamics, located in the United States, Schumacher and SeitzSchenk Filtersystems in Germany and Exekia in France. The companies primarily serve the food & beverage, industrial, microelectronics, biotech and pharmaceutical industries.

"We are combining very successful leaders of our industry with complementary strengths," continued Krasnoff. "The result is an even better enterprise poised for sustainable growth and continued leadership. For customers this means the ease and reliability that comes with partnering with one supplier for integrated solutions for all their filtration and separations needs."

ABOUT PALL CORPORATION

Pall Corporation is the global leader in the rapidly growing fields of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water and aerospace. Fiscal 2001 sales were over $1.2 billion. The Company is headquartered in East Hills, New York and has major operations in more than 30 countries. Further information is available at http://www.pall.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company


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expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company's success in enforcing its patents and protecting its proprietary products and manufacturing techniques and in integrating the operations of FSG into the Company's existing business; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company's global markets. Additional information regarding these and other factors is available on the Web at http://www.pall.com and is included in the Company's reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at: http://www.sec.gov.